CONTACT:
Brendon Frey
Brendon.frey@icrinc.com

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES SECOND QUARTER 2025 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) (The Company) today announced results for the second quarter of 2025.

Second Quarter 2025 Overview
•Revenue declined 18.2% to $127.8 million compared to $156.2 million
•Gross margin increased 160 basis points to 27.5% compared to 25.9%
•Operating profit decreased to $5.9 million compared to $10.0 million
•Total debt was $50.0 million for both periods; Net debt was $38.7 million compared to $12.8 million

“The second quarter presented challenges as significant trade disruptions from new tariff measures impacted the broader industry,” said R. Scott Tidey, President and Chief Executive Officer. “Our team responded swiftly with strategic actions, including accelerating our manufacturing diversification, implementing select price increases, and reducing our fixed cost base. While the unprecedented macroeconomic headwinds pressured sales, we were able to lessen the impact on profitability through 160 basis points of gross profit expansion driven by a favorable shift in customer mix including our higher-margin Commercial and Health businesses. Based on our decisive actions to address rapidly changing market conditions, combined with the strength of our brand portfolio, upcoming product launches and new retail placements, we believe we are well positioned to navigate the current environment and emerge with our leadership position intact.”

Results of the Second Quarter 2025 Compared to the Second Quarter 2024
Total revenue declined $28.5 million, or 18.2%, to $127.8 million compared to $156.2 million. The revenue decline was primarily driven by lower volumes in the Company’s U.S. Consumer business as some retailers paused buying in the second quarter in order to assess inventory levels and price increases flowing from the new tariffs implemented by the United States in April 2025. While many retailers have resumed buying, the future tariff related impacts on consumer demand remain uncertain.
Gross profit was $35.1 million, or 27.5% of total revenue, compared to $40.5 million, or 25.9% of total revenue. The increase in gross profit margin was primarily due to a shift in our customer mix within our U.S. Consumer business, along with a larger proportion of sales from our higher-margin International Commercial business and HealthBeacon in the current period.
Selling, general and administrative expenses (SG&A) decreased to $29.1 million compared to $30.4 million. The decrease was primarily driven by lower incentive related personnel costs, partially offset by a one time severance charge from restructuring actions taken by management to deleverage its cost structure.
Operating profit was $5.9 million compared to $10.0 million.
Income tax expense was $1.6 million compared to $3.0 million in the prior year period.
Net income was $4.5 million, or $0.33 per diluted share, compared to $6.0 million, or $0.42 per diluted share.

Cash Flow and Debt
For the six months ended June 30, 2025, net cash used in operating activities was $23.8 million, down $60.9 million from net cash provided of $37.1 million in the prior year due primarily to a $50.8 million impact from changes in inventory and accounts payable, driven by higher inventory from increased tariffs and accelerated purchases in Q1 2025. Slower sales reduced inventory turnover, while fewer purchases in Q2 lowered accounts payable, further affecting cash flow due to timing differences between inventory buildup and supplier payments.
The Company returned value to shareholders during the quarter through share repurchases and the quarterly dividend. The Company repurchased 215,297 shares of its Class A common stock at prevailing market prices for an aggregate purchase amount of $4.0 million and paid $1.6 million in dividends during the second quarter of 2025.
On June 30, 2025, net debt was $38.7 million compared to net debt of $12.8 million on June 30, 2024. Net debt is defined as total debt minus cash and cash equivalents and highly liquid short-term investments.

Outlook
As a result of the increased uncertainty caused by higher tariffs recently imposed by the United States, particularly in China, the Company believes it is prudent to maintain its recently implemented practice of not providing specific guidance on its business outlook.

Conference Call
The Company will conduct an earnings conference call and webcast on Wednesday, July 30, 2025, at 4:30 p.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 646-960-0369. Conference ID: 1809480. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a leading designer, marketer, and distributor of a wide range of brand name small electric household and specialty housewares appliances, and commercial products for restaurants, fast food chains, bars, and hotels, and is a provider of connected devices and software for healthcare management. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, and TrueAir®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. The Company licenses the brands for CHI® premium garment care products, CloroxTM home appliances, and Brita HubTM countertop electric water filtration appliances. The Company has exclusive multiyear agreements to design, sell, market, and distribute Bartesian® cocktail makers and Numilk® plant-based milk makers. The Company’s Hamilton Beach Health subsidiary is focused on expanding the Company’s participation in the home health and medical markets. In 2024, Hamilton Beach Health acquired HealthBeacon, a medical technology firm that specializes in developing connected devices, and strategic partner of the Company since 2021. For more information about Hamilton Beach Brands Holding Company, visit www.hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) uncertain or unfavorable global economic conditions and impacts from tariffs, inflation, rising interest rates, recessions or economic slowdowns; (2) changes in costs, including transportation costs and tariffs, of sourced products; (3) the Company’s ability to source and ship products to meet anticipated demand; (4) changes in or unavailability of quality or cost effective suppliers; (5) the Company’s ability to successfully manage constraints throughout the global transportation supply chain; (6) delays in delivery of sourced products; (7) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances; (8) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers; (9) bankruptcy of or loss of major retail customers or suppliers; (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products; (11) the impact of tariffs on customer purchasing patterns; (12) customer acceptance of changes in costs of or delays in the development of new products; (13) product liability, regulatory actions or other litigation, warranty claims or returns of products; (14) increased competition, including consolidation within the industry; (15) changes in customers’ inventory management strategies; (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company’s products; (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation; (18) the Company’s ability to identify, acquire or develop, and successfully integrate, new businesses or new product lines; and (19) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2024. Furthermore, the future impact of unfavorable economic conditions, including inflation, changing interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, we cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on our business, results of operations, cash flows and financial position.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2025	2024	2025	2024
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$127,770	$156,240	$261,142	$284,517
Cost of sales	92,639	115,744	193,240	213,967
Gross profit	35,131	40,496	67,902	70,550
Selling, general and administrative expenses	29,105	30,397	59,485	61,344
Amortization of intangible assets	78	143	156	193
Operating profit (loss)	5,948	9,956	8,261	9,013
Interest (income) expense, net	121	115	49	271
Other (income) expense, net	(182)	883	(331)	1,056
Income (loss) before income taxes	6,009	8,958	8,543	7,686
Income tax expense (benefit)	1,556	2,972	2,285	2,862
Net income (loss)	$4,453	$5,986	$6,258	$4,824

Basic and diluted earnings (loss) per share	$0.33	$0.42	$0.46	$0.34

Basic weighted average shares outstanding	13,516	14,113	13,642	14,137
Diluted weighted average shares outstanding	13,534	14,127	13,661	14,152

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30 2025	DECEMBER 31 2024	JUNE 30 2024
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$11,338	$45,644	$37,213
Trade receivables, net	74,093	117,068	85,038
Inventory	160,357	124,904	130,197
Prepaid expenses and other current assets	14,318	16,103	12,544
Total current assets	260,106	303,719	264,992
Property, plant and equipment, net	33,464	34,401	35,395
Right-of-use lease assets	36,956	36,049	37,486
Goodwill	7,099	7,099	7,099
Other intangible assets, net	1,945	2,101	2,210
Deferred income taxes	7,513	6,693	2,005
Deferred costs	2,737	16,156	14,523
Other non-current assets	13,984	8,849	6,186
Total assets	$363,804	$415,067	$369,896
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$76,275	$104,161	$96,452
Revolving credit agreements	—	—	50,000
Accrued compensation	7,127	18,792	8,244
Accrued product returns	7,072	7,876	6,338
Lease liabilities	5,568	5,193	5,838
Other current liabilities	9,450	18,098	10,773
Total current liabilities	105,492	154,120	177,645
Revolving credit agreements	50,000	50,000	—
Lease liabilities, non-current	38,988	39,008	40,489
Other long-term liabilities	5,349	6,036	6,030
Total liabilities	199,829	249,164	224,164
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—	—
Class A Common stock	118	115	114
Class B Common stock	36	36	36
Capital in excess of par value	78,673	76,668	73,483
Treasury stock	(33,549)	(26,202)	(16,552)
Retained earnings	126,919	123,863	101,078
Accumulated other comprehensive loss	(8,222)	(8,577)	(12,427)
Total stockholders’ equity	163,975	165,903	145,732
Total liabilities and stockholders’ equity	$363,804	$415,067	$369,896

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	SIX MONTHS ENDED JUNE 30
	2025	2024
	(In thousands)
Operating activities
Net income (loss)	$6,258	$4,824
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,518	2,628
Stock compensation expense	2,008	3,084
Other	(1,294)	1,610
Net changes in operating assets and liabilities:
Trade receivables	44,391	49,582
Inventory	(33,599)	(7,657)
Other assets	10,856	(2,622)
Accounts payable	(27,950)	(3,076)
Other liabilities	(26,961)	(11,302)
Net cash provided by (used for) operating activities	(23,773)	37,071
Investing activities
Expenditures for property, plant and equipment	(1,466)	(1,540)
Acquisition of business, net of cash acquired	—	(7,412)
Issuance of secured loan	—	(600)
Repayment of secured loan	—	2,205
Net cash provided by (used for) investing activities	(1,466)	(7,347)
Financing activities
Cash dividends paid	(3,202)	(3,144)
Purchase of treasury stock	(7,347)	(4,539)
Net cash provided by (used for) financing activities	(10,549)	(7,683)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	602	(252)
Cash, cash equivalents and restricted cash
Increase (decrease) for the period	(35,186)	21,789
Balance at the beginning of the period	46,524	16,379
Balance at the end of the period	$11,338	$38,168

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$11,338	$37,213
Restricted cash included in prepaid expenses and other current assets	—	50
Restricted cash included in other non-current assets	—	905
Total cash, cash equivalents and restricted cash	$11,338	$38,168

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures: Net (Cash) Debt

Net (cash) debt is a non-GAAP financial measure that management uses in evaluating financial position. Net (cash) debt is defined as long-term debt less cash and cash equivalents and highly liquid short-term investments. Management believes net (cash) debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

	JUNE 30 2025	DECEMBER 31 2024	JUNE 30 2024
	(In millions)
Total debt	$50.0	$50.0	$50.0
Less: cash and cash equivalents	$(11.3)	$(45.6)	$(37.2)
Less: highly liquid short-term investments (1)	$—	$(5.0)	$—
Net (cash) debt	$38.7	$(0.6)	$12.8

(1) Investments with original maturities greater than 3 months but less than one year are included in prepaid expenses and other current assets on the balance sheet. If the original maturity is 3 months or less it is included within cash and cash equivalents.